Exhibit 23.1

BDO Guangdong Dahua Delu
Certified Public Accountants

11th Floor B Block Union Square 5022
Binhe Road Shenzhen 518033P.R.China
Telephone：+86-755-82900952
Fax：+86-755-82900965

德豪国际•广东大华德律
会计师事务所

中国深圳滨河大道 5022 号联合广场
B 座 11 楼　　邮编：518033
电话：+86-755-82900952
传真：+86-755-82900965

Consent of Independent Public Accountants

Diguang International Development Co., Ltd.
Shenzhen, People's Republic of China

We hereby consent to the use in this Registration Statement of our report dated April 12, 2008, relating to the consolidated financial statements of Diguang International Development Co., Ltd., as of December 31, 2007 and for the year then ended, which is contained in that Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

BDO Guangdong Dahua Delu CPAs

BDO Guangdong Dahua Delu CPAs
(Formerly known as BDO Shenzhen Dahua Tiancheng CPAs)

November 4, 2008